Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements Form S-3 (No. 333-58060) and Form S-8 (Nos. 333-65960, 333-65962, 333-60032 and 333-52104) of DSP Group, Inc. and in the related Prospectuses of our report dated January 22, 2002 (Except for Note 9 as to which the date is March 15, 2002), with respect to the consolidated financial statements and schedules of DSP Group Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2001.

/s/ Kost Forer & Gabbay,

a member of Ernst & Young  International

Tel Aviv, Israel

March 21, 2002